Exhibit 99.1

Eclipsys Releases Financial Results for the First Quarter Ended March
31, 2003

    BOCA RATON, Fla.--(BUSINESS WIRE)--April 21, 2003--Eclipsys
Corporation(R) (Nasdaq:ECLP), The Outcomes Company(R), today released results for the first quarter ended March 31, 2003.

    First quarter results

    First quarter 2003 revenues were $56.8 million compared to revenues of $62.8 million in Q1'02 and revenues of $53.4 million in Q4'02. Net loss for the quarter was $(13.0) million, compared to net income of $5.3 million in the same period a year ago and a net loss of $(14.9) million in Q4'02. Basic earnings (loss) per share was $(0.29), compared to $0.12 in Q1'02 and $(0.33) in Q4 '02. This represents a sequential improvement of $0.04 over the preceding quarter.
    Operating cash flows were $1.2 million, compared to $10.5 million in Q1'02 and $7.0 million in Q4'02. Cash and marketable securities were $180.0 million as of March 31, 2003, up from $174.5 million as of March 31, 2002 and down sequentially from $183.5 million as of Dec. 31, 2002. Days sales outstanding were 71 as of March 31, 2003, a decrease of 26 days from the previous year and a decrease of eight days from the preceding quarter. Deferred revenue was $85.0 million as of March 31, 2003 compared to $59.3 million as of March 31, 2002. Deferred revenues sequentially increased $5.8 million from $79.2 million as of Dec. 31, 2002.
    "We are pleased with the progress we have made over the past several quarters," said Robert J. Colletti, senior vice president and chief financial officer. "Our first quarter results are consistent with our expectations and reflect our continued investment in research and development, as well as the expansion of our sales and marketing organizations. Additionally, we continue to make improvements in our operations as evidenced by our improvement in days sales outstanding which decreased sequentially by eight days. This quarter represents our tenth consecutive quarter of positive operating cash flows."

    SunriseXA marketplace acceptance

    "SunriseXA, our Web services-based advanced health information management solution, is increasingly being selected by healthcare organizations looking for information technology to address patient safety, quality of care and workflow issues," said Paul L. Ruflin, Eclipsys president and CEO. "The changes we have made to our business model, the investments we are making in sales and marketing, and our decision to expedite SunriseXA development for additional advanced clinical functionality, are all having the desired impact to create demand for Eclipsys solutions. Because of the marketplace acceptance of SunriseXA, we are very excited about the future of Eclipsys."
    "Additionally, we continue to be recognized by independent third parties who evaluate healthcare information technology organizations," added Ruflin. "The momentum we are experiencing in the marketplace with our Sunrise solutions has recently been reflected by Frost & Sullivan, a leading consulting firm, who ranked Eclipsys as having the largest market share of full computerized physician order entry (CPOE) solutions in the US urban hospital market. The study evaluated CPOE solutions from various vendors currently in use at urban hospitals nationwide. The study stated that Eclipsys has probably been the fastest CPOE provider 'out of the gate.'"
    This latest accomplishment is in addition to the top industry rankings that Eclipsys achieved during 2002 from independent research groups such as KLAS and Five Rights Consulting, Inc., and in The Medical Records Institute's Towards an Electronic Patient Record
(TEPR) Awards. Frost & Sullivan predicts a major increase in CPOE utilization by 2005, as healthcare organizations increasingly look to CPOE solutions to address patient safety and cost-saving opportunities.
    "We are well positioned to capitalize on the market's keen interest in advanced core clinical solutions," stated Ruflin. "Based on the number of sites going live in 2003 combined with the growing market acceptance of Eclipsys' advanced core clinical solution, we expect to maintain and expand our lead in the marketplace going forward."

    Investor teleconference April 22

    Eclipsys senior executives will discuss the results during an investor community teleconference scheduled for 9 a.m. Eastern time Tuesday, April 22. Persons interested in participating in the teleconference should call (800) 621-5175 within 10 minutes before the conference is slated to begin. For listen-only mode, participants can go to http://www.eclipsys.com about 10 minutes prior to the conference call to register and to download the necessary audio software. An audio replay will be available for approximately 48 hours beginning
11 a.m. Eastern time April 22 by visiting http://www.eclipsys.com.

    About Eclipsys

    Eclipsys is The Outcomes Company(R), founded with a mission of better healthcare through knowledge(TM). More than 1,500 healthcare facilities use Eclipsys solutions to reduce errors, enhance workflow, and balance and improve clinical, financial and satisfaction outcomes. Our solutions include integrated software, architecture and services that support all members of the healthcare team with the knowledge they need to support and improve the organization's four core processes -- care delivery, patient flow, revenue and administrative management, and customer relations. In 2002, Eclipsys introduced the first components of its most advanced healthcare information system, SunriseXA, which is built on a single, open, component-based Web architecture based on the Microsoft .NET Framework and other industry standards. For more information, see http://www.eclipsys.com or e-mail info@eclipsys.com.

    Statements in this news release concerning future results, performance or expectations are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All forward-looking statements included in this document are based upon information available to Eclipsys as of the date hereof and Eclipsys assumes no obligation to update any such forward-looking statements. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks include potential financial constraints and other factors faced by the healthcare industry, changing customer requirements and other risks described in the filings of Eclipsys with the Securities and Exchange Commission, including its annual report on Form 10K for the year ended
December 31, 2002. Eclipsys, Eclipsys Corporation and The Outcomes Company are registered trademarks and SunriseXA and the phrase
"better healthcare through knowledge" are trademarks of Eclipsys Technologies Corporation. Other product and company names in this news release are trademarks or registered trademarks of their respective companies.

                Consolidated Balance Sheets - Unaudited
              As of March 31, 2003 and December 31, 2002
                            (000's Omitted)




                                           March 31,     December 31,
                                             2003           2002
                                         -------------- --------------
                  Assets
Current assets:
 Cash and cash equivalents                    $127,512       $183,500
 Marketable securities                          52,449              -
 Accounts receivable, net                       44,692         46,822
 Inventory                                         811            656
 Other current assets                           14,996         16,921
                                         -------------- --------------
  Total current assets                         240,460        247,899

Property and equipment, net                     27,064         26,800
Capitalized software development costs,
 net                                            17,258         16,375
Acquired technology, net                           131            267
Goodwill                                           454            454
Other assets                                     9,311          9,402
                                         -------------- --------------
  Total assets                                $294,678       $301,197
                                         ============== ==============

   Liabilities and Stockholders' Equity
Current liabilities:
 Deferred revenue                              $84,986        $79,235
 Accrued compensation costs                     12,177         14,442
 Other current liabilities                      16,108         13,854
                                         -------------- --------------
  Total current liabilities                    113,271        107,531

Deferred revenue                                   901            843
Other long-term liabilities                        270            226

Stockholders' equity:
 Common stock                                      452            451
 Additional paid-in-capital                    405,978        405,380
 Unearned stock compensation                      (964)        (1,021)
 Accumulated deficit                          (224,839)      (211,814)
 Accumulated other comprehensive income           (391)          (399)
                                         -------------- --------------
  Total stockholders' equity                   180,236        192,597

                                         -------------- --------------
 Total liabilities and stockholders'
  equity                                      $294,678       $301,197
                                         ============== ==============

                         Eclipsys Corporation
          Consolidated Statements of Operations - Unaudited
                           (000's Omitted)



                                           Three Months Ended
                                               March 31,
                                         2003             2002
                                   ----------------- ----------------
Revenues:
 Systems and services                       $53,697          $57,130
 Hardware                                     3,139            5,689
                                   ----------------- ----------------
  Total revenues                             56,836           62,819
                                   ----------------- ----------------

Costs and expenses:
 Cost of systems and services
  revenues                                   32,804           27,700
 Cost of hardware revenues                    2,684            4,612
 Sales and marketing                         16,556           11,380
 Research and development                    12,984           10,239
 General and administrative                   3,364            2,534
 Depreciation and amortization                2,369            1,989
                                   ----------------- ----------------
  Total costs and expenses                   70,761           58,454
                                   ----------------- ----------------

(Loss) income from operations               (13,925)           4,365
Interest income, net                            900            1,109
                                   ----------------- ----------------
(Loss) income before income taxes           (13,025)           5,474

Provision for income taxes                        -              165
                                   ----------------- ----------------
Net (loss) income                          $(13,025)          $5,309
                                   ================= ================

Earnings per share:
Basic (loss) earnings per share              $(0.29)           $0.12
                                   ================= ================
Diluted (loss) earnings per share            $(0.29)           $0.11
                                   ================= ================


Weighted average shares
 outstanding:
Basic                                        45,069           44,498
                                   ================= ================
Diluted                                      45,069           46,938
                                   ================= ================

    CONTACT: Eclipsys Corporation, Boca Raton
             Media:
             Judy Barnett, 561/322-4351
             judy.barnett@eclipsys.com
             or
             Investors:
             Robert J. Colletti, 561/322-4650
             investor.relations@eclipsys.com